Exhibit 99.1

Jean B. Clifton, President, Chief Operating Officer and Director of Journal Register Company, Announces Resignation; Edward S. Condra Promoted to Senior Vice President, Operations

     TRENTON, N.J.--(BUSINESS WIRE)--May 5, 2006--Journal Register Company (NYSE:JRC), announced today that Jean B. Clifton is resigning as President and Chief Operating Officer effective June 30, 2006, with the agreement of the Board of Directors. Ms. Clifton will also resign as a director of the Company effective the same date. Ms. Clifton has agreed to remain with the Company through June 30, 2006 to facilitate a smooth transition.
     "I have decided this is an opportune time for me to spend more time with my husband and young family. I have thoroughly enjoyed my 20 years with Journal Register Company. I particularly enjoyed all the talented people that I have had the opportunity to work closely with and form long term relationships with at Journal Register, as well as, the numerous business partners we have outside the Company. I am confident that the team at Journal Register Company will continue to be recognized for their successes," Clifton said.
     Chairman and CEO Robert M. Jelenic stated, "Jean Clifton is an excellent and accomplished newspaper executive and she has been instrumental in building Journal Register Company. Jean's leadership, talent, dedication and work ethic will be missed. Jean's exceptional talents span finance and operations, and she is equally adept at both. She will be missed by all at Journal Register, particularly by me, and I join everyone at Journal Register Company in wishing her all the best."
     Edward S. Condra has been promoted to the position of Senior Vice President, Operations. Effective June 30, 2006, Mr. Condra will assume Ms. Clifton's operating duties and will be in charge of the clusters in the Greater Philadelphia, Capital-Saratoga and Mid-Hudson regions of New York and New England (other than the New Haven Register, Shore Line Newspapers Group and Imprint Printing).
     "We are extremely pleased that Journal Register has an executive with the management and leadership skills possessed by Ed Condra. Ed has risen through the Journal Register organization and is a proven talent. For Ed, this promotion is a natural progression in his responsibilities and career at Journal Register," Jelenic said.

     Biographical Information:

     Jean B. Clifton. Ms. Clifton has served as the Company's President and Chief Operating Officer since June 2005. Ms. Clifton served as the Company's Executive Vice President and Chief Financial Officer since its inception. Ms. Clifton has been a director of the Company and its predecessors since prior to 1990. After graduating from the University of Michigan School of Business, Ms. Clifton began her career with the public accounting firm of Arthur Young & Co. (a predecessor to Ernst & Young LLP). Ms. Clifton joined the predecessor to Journal Register Company in July 1986 and has 20 years of senior management experience in the newspaper industry, including two years in Europe. Ms. Clifton is a member of the Board of Directors of the Newspaper Association of America and the NAA Foundation, as well as a director of several community organizations including the Lower Bucks Chapter of the American Red Cross.
     Edward S. Condra. Mr. Condra has been the Senior Publisher Suburban Philadelphia Cluster since May 2003. Mr. Condra started his newspaper career when he joined Journal Register Company in 1991 as a classified Sales representative at The Trentonian in Trenton, NJ. Mr. Condra was promoted to Publisher of The Troy Record in Troy, NY in 1997 and was also responsible for the total Capital-Saratoga Cluster from 1999 through 2000. In October 2000, Mr. Condra was promoted to Publisher of the Daily Local News in West Chester, Pa. Mr. Condra is a 1986 graduate of Kutztown University and began his career with The Yellow Book in Huntington Valley, Pa.

     Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 364 non-daily publications. Journal Register Company currently operates 220 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its recently acquired network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of seven premier employment Web sites in New England and has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers.

     This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.


     CONTACT: Journal Register Company, Trenton
              Ricardo A. Venegas, Treasurer, 609-396-2200